PACS GROUP, INC. ANNOUNCES RETIREMENT OF
CO-FOUNDER AND CFO MARK HANCOCK
SALT LAKE CITY, Utah — April 27, 2026 — PACS Group, Inc. (NYSE: PACS), one of the nation’s largest and fastest-growing post-acute healthcare platforms, today announced the planned retirement of Mark Hancock — PACS co-founder, first CFO, and one of the principal architects behind the company’s success — on June 30, 2026.
Mr. Hancock co-founded PACS in 2013 alongside Jason Murray, PACS’s Chairman and CEO, with just two post-acute care facilities in San Diego, CA. Under his leadership as CFO, PACS expanded from those two facilities to 323 facilities— a more than 160-fold increase — spread across 17 states, serving more than 31,700 patients daily and generating full-year 2025 revenue of $5.29 billion, representing 29.3% growth year-over-year.
“When Mark and I first began discussing the idea that would become PACS 13 years ago, we set out to build something that would endure beyond our time at the company. It was always our vision to surround ourselves with highly talented people who would one day lead the company into the future. Mark has been central to that vision from day one. What he helped build goes far beyond a company. He established a culture, developed a new generation of leaders, and set a standard for post-acute care that will continue to shape this industry. His fingerprints are embedded in the foundation of PACS, and his legacy will endure in every facility, every patient experience, and every leader who carries this model forward,” said Jason Murray, Chairman and CEO of PACS Group. “It’s difficult to fully capture what Mark has meant to me personally and to this organization. We built PACS side by side, through every phase of its evolution, always pushing each other to think bigger and execute better. He is a true leader, a trusted partner, and a lifelong friend. While his role is evolving, the institution he helped create and the standard he set, will continue to guide PACS for decades to come.”
In addition to his many accomplishments, perhaps nothing speaks more to Mr. Hancock’s leadership than his disciplined stewardship of the Company’s balance sheet and long-term strategic planning, which helped position PACS for its successful initial public offering on the New York Stock Exchange in April 2024. Following the IPO, Mr. Hancock remained a steady and trusted executive presence, including stepping in as Interim Chief Financial Officer in September 2025 to ensure continuity of financial leadership during a critical period.
Mr. Hancock will retire as an executive officer on June 30, 2026, and will continue to serve on PACS’s Board of Directors as Vice Chairman—maintaining an active role in guiding the Company he helped build.
“Mark is the definition of a founding leader,” said Mr. Murray. “He was there at the very beginning, when PACS was two buildings and a belief that post-acute care could be done better. What PACS has become is a direct reflection of his vision, discipline, and extraordinary commitment. While this marks a transition from his day-to-day role, we are incredibly fortunate that Mark will continue to shape the future of PACS as Vice Chairman of the Board. His voice, perspective, and leadership will remain invaluable as we move forward.”
Mr. Hancock will be succeeded by Carey P. Hendrickson, who was announced as PACS Group’s new Chief Financial Officer on April 27, 2026. Mr. Hendrickson brings to PACS nearly four decades of financial leadership spanning public company CFO roles in healthcare, senior living, and media, and both leaders share a commitment to the mission that has defined PACS since its founding: revolutionizing the delivery, leadership, and quality of post-acute care nationally.
“Carey’s experience leading finance functions across multiple public healthcare companies gives him a perspective that’s both broad and deeply relevant to what we do every day at PACS,” said Mr. Hancock. “I’m proud of what we’ve built, and I’m confident that Carey will be an extraordinary partner to the leadership team and a tremendous asset to the company and our industry. I look forward to watching PACS continue to grow from my seat on the Board.”

Media:
Brooks Stevenson
VP Corporate Communication
90 S. 400 W. Suite 700
Salt Lake City, UT 84101
T: 385-988-3596
brooks.stevenson@pacs.com
https://www.pacs.com
https://ir.pacs.com

About PACS Group, Inc. PACS Group, Inc. (NYSE: PACS) is one of the largest post-acute healthcare platforms in the United States. Founded in 2013 and headquartered in Salt Lake City, Utah, PACS and its independent operating subsidiaries invest in and support post-acute care facilities, professionals, and ancillary services. The company’s independent subsidiaries operate more than 320 post-acute care and senior living facilities across 17 states, serving more than 31,700 patients daily. PACS’s mission is to revolutionize the delivery, leadership, and quality of post-acute care nationally. For more information, visit www.pacs.com or ir.pacs.com.
About Mark Hancock Mark Hancock is a co-founder of PACS Group, Inc. and served as its Chief Financial Officer from the company’s founding in 2013 through its rapid growth to one of the nation’s largest post-acute care platforms. He guided the company through its initial public offering on the New York Stock Exchange in 2024 and most recently served as Executive Vice Chairman and Interim CFO. Mr. Hancock will retire as an executive officer on June 30, 2026, and will continue to serve on PACS’s Board of Directors as Vice Chairman.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. All statements contained in this Current Report that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the planned retirement of Mr. Hancock and the timing thereof, Mr. Hancock’s anticipated continued service on the Board of Directors, the succession of Mr. Hendrickson as Chief Financial Officer, and the Company’s expected future growth, mission, and strategic direction.These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those implied by the forward-looking statements, including the important factors are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings that we make with the Securities and Exchange Commission (the “SEC”) from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. PACS Group, Inc. undertakes no obligation to publicly update or revise any forward-looking statements. See the company’s reports filed publicly with the SEC at www.sec.gov for more information about the company and its related risks and uncertainties.

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